Subject to completion, dated February 11, 2003

As filed with the Securities and Exchange Commission on February 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in our charter)

Virginia	3357	54-1237042
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive

Roanoke, Virginia 24019

(540) 265-0690

(Address and telephone number of registrant’s principal executive offices)

Mr. Neil D. Wilkin, Jr.

Optical Cable Corporation

5290 Concourse Drive

Roanoke VA 24019

540-265-0609

(Name, address and telephone number of agent for service)

Copy to:

Leslie A. Grandis

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /    /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /    /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities	Amount To Be Registered[1]	Proposed Maximum Offering Per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount Of Registration Fee
Common Shares, no par value	250,000	$4.88	$1,220,000	$112.24

(1)	The common shares that may be offered pursuant to this registration statement are issuable upon exercise of common share purchase warrants to be issued to class members pursuant to a Stipulation of Settlement that was approved by the United States District Court for the Western District of Virginia relating to a consolidated class action lawsuit filed against the registrant and some of our current and former officers and directors.

(2)	Estimated, pursuant to Rule 457(g) under the Securities Act of 1933, solely for the purpose of determining the registration fee and based on the exercise price of the warrants of $4.88 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

OPTICAL CABLE CORPORATION

250,000 COMMON SHARES

NO PAR VALUE PER SHARE

The shares offered by this prospectus are issuable upon exercise of common share purchase warrants to be issued to class members pursuant to a settlement agreement among Optical Cable Corporation, some of our current and former officers and directors and plaintiffs’ counsel that was approved by the United States District Court for the Western District of Virginia on September 23, 2002, relating to a consolidated class action law suit filed against Optical Cable and some of our current and former officers and directors. Optical Cable will sell the common shares to class members upon exercise of the warrants at an exercise price of $4.88 per common share. If all of the warrants are exercised, Optical Cable would receive aggregate cash proceeds of $1,220,000. However, holders of warrants may not exercise some or all of the warrants.

Optical Cable’s common shares are quoted on the Nasdaq Stock Market under the symbol “OCCF.” On February 5, 2003, the last reported sale price of the common shares was $3.11 per common share.

Investing in Optical Cable’s common shares involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 11, 2003

The information in this prospectus is not complete and may be changed. Optical Cable may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

i

Optical Cable has not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares.

DEFINED TERMS

As used in this prospectus, (a) “Optical Cable,” “we,” “us” and “our” refers to Optical Cable Corporation, (b) “common shares” means Optical Cable’s common stock, no par value per share, (c) “warrants” mean the warrants to purchase common shares to be issued by Optical Cable in connection with the Stipulation, and (d) “Stipulation” or “Stipulation of Settlement” means the Stipulation of Settlement, among Optical Cable Corporation, some of our current and former officers and directors, and plaintiffs’ counsel that was approved by the United States District Court for the Western District of Virginia as set forth in the Court’s Order and Final Judgment dated September 23, 2002, relating to a consolidated class action lawsuit filed against us and some of our current and former officers and directors by certain of our shareholders.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus may discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking” information. You can identify these forward-looking statements by the use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates,” and similar expressions, whether in the negative or affirmative. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including those risks and uncertainties discussed in the “Risk Factors” section of this prospectus or in Optical Cable’s periodic filings with the Securities and Exchange Commission (the “SEC”). In light of the significant risks and uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and information may be inspected and copied, at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 25049. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports, proxy statements and other information, when available, also may be accessed through the Internet site maintained by the SEC (http://www.sec.gov). In addition, our common shares, no par value, are quoted on the Nasdaq Stock Market under the symbol “OCCF,” and such material may also be available from the Nasdaq Stock Market.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto. For further information about us and our common shares, we urge you to carefully review the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the SEC. Any statements we have made in this prospectus concerning a provision of any document are not necessarily complete, and, in each instance, we urge you to carefully review the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 of 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the sale of all of the shares covered by this prospectus.

The following documents that Optical Cable has filed with the SEC are incorporated by reference:

(1)	Annual Report on Form 10-K for the year ended October 31, 2002;

(2)	Current Report on Form 8-K dated January 10, 2003, filed January 22, 2003;

(3)	The description of our common shares, share purchase rights, and warrants to purchase our common shares, all as contained in our registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating or supplementing such description.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the Secretary of Optical Cable Corporation, in writing, at 5290 Concourse Drive, Roanoke, VA 24019 or by telephone at 540-265-0690.

OPTICAL CABLE CORPORATION

Optical Cable Corporation was incorporated in Virginia in 1983. Our executive offices are located at 5290 Concourse Drive, Roanoke, Virginia 24019, and our telephone number is (540) 265-0690.

We are a leading manufacturer of a broad range of tight-buffer fiber optic cables primarily for the local area network and premise markets, often referred to as the enterprise market. Our fiber optic cables are well-suited for use in short to moderate distance applications to connect metropolitan, access and enterprise networks.

We pioneered the design and production of special tight-buffer fiber optic cables for the most demanding military field applications in the early 1980s—applications requiring rugged, flexible and compact fiber optic cables. At our ISO 9001 registered facility in Roanoke, Virginia, we manufacture a broad range of fiber optic cables for “high bandwidth” transmission of data, video, and audio communications over short to moderate distances. Our cables can be used both indoors and outdoors and utilize a unique tight-buffer coating process and cable construction that provides excellent mechanical and environmental protection for each optical fiber. Our current portfolio of products is built on the evolution and refinement of the original fundamental technology into a comprehensive and versatile product line designed to provide end-users with significant value and performance. Our fiber optic cables are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. We have designed and implemented an efficient and automated manufacturing process based on our proprietary technologies. This enables us to produce high quality indoor/outdoor tight-buffer fiber optic cable rapidly and cost efficiently.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before investing in Optical Cable’s common shares. The risk factors include risks related to our industry as well as risks related to our business. The trading price of Optical Cable’s common shares could decline due to any of these risks or other factors and you may lose all or part of your investment.

Any decline in the demand for tight-buffer fiber optic cable may cause our sales to fall.

Tight-buffer fiber optic cable accounts for all of our sales. As a result, any decline in the demand for tight-buffer fiber optic cable will likely cause our sales to fall and adversely affect our financial condition, our prospects for the future and our share price. Furthermore, to the extent that alternative fiber optic cable constructions, such as loose-tube fiber optic cable, become more accepted as alternatives to tight-buffer fiber optic cable construction in our target markets, our sales, financial condition, prospects for the future and share price may be adversely affected.

Any decline in demand for fiber optic cable used in short to moderate distance applications such as metropolitan, access and enterprise networks may cause our sales to fall.

A majority of our fiber optic cables are used in short to moderate distance applications for enterprise networks, and to a lesser extent, metropolitan and access networks. Any decline in the demand for fiber optic cable used in short to moderate distance applications, such as metropolitan, access and enterprise networks, will likely cause our sales to fall and adversely affect our sales, financial condition, prospects for the future and share price.

Our future growth depends on the rate at which optical networks are deployed in the metropolitan, access and enterprise markets.

We focus on producing tight-buffer fiber optic cable that is used to connect optical networking equipment in short to moderate distance applications, such as the metropolitan, access and enterprise markets. Our future growth depends on the rate at which optical networking and related optical cabling are deployed in these markets. Tight-buffer fiber optic cable is not suitable for use in the long-haul networking market due to cost inefficiencies and size considerations. We cannot be certain that organizations in metropolitan, access and enterprise markets will continue to deploy fiber optic cabling to extend the reach of their fiber optic networks. Moreover, we cannot be certain of the growing use of optical networks by organizations in the metropolitan, access and enterprise markets. The desire of organizations to deploy fiber optic cabling will depend on end-user demand for the increased bandwidth made possible by optical networks, as well as a lack of suitable alternative technologies. The current economic downturn has dampened capital spending on fiber optic networking and fiber optic cables, and may continue to do so for the foreseeable future.

The optical networking market is ever changing and if the fiber optic networking market does not develop and expand as we anticipate, sales for our products may decline, which would negatively impact our financial performance.

The optical networking market is characterized by rapid technological change, changes in customer requirements, evolving industry standards and frequent new product introductions. Our success will, to a significant degree, depend on our ability to develop and introduce in a timely fashion new products that address customers’ diverse needs, incorporate new technologies, conform to changing industry standards and achieve market acceptance. Fiber optic cabling also competes with alternative broadband delivery technologies such as wireless and coaxial cable. If alternative broadband technologies gain greater relative acceptance, demand for fiber optic cables may decline.

Our ability to remain competitive in the fiber optic cable market is crucial to our continued success.

The market for fiber optic cables, including the moderate distance market in which our products are concentrated, is highly competitive. We compete with large, integrated fiber optic cable manufacturers such as Corning Cabling Systems, Pirelli, OFS (formerly Lucent

Technologies), Alcatel and Draka, as well as with other large fiber optic cable manufacturers such as General Cable, Mohawk/CDT, Berk-Tek, CommScope and others. Some of our competitors are more established, benefit from greater market recognition and have much greater financial, research and development, production and marketing resources than we do. Competition could increase if new companies enter the market or if existing competitors expand their product lines.

Robert Kopstein, our former Chairman, President and Chief Executive Officer, who was removed from his roles with us by a Special Committee of our Board of Directors in December 2001 may choose to compete with us in the future. Furthermore, fiber optic cable competes with copper wire cable and other alternative transmission media including wireless and satellite communications. An increase in competition could have a material adverse effect on our business and operating results because of price reductions and loss of market share. There can be no assurance that Optical Cable will be able to maintain our competitive position.

We are a “microcap” stock with little, if any, coverage by security analysts, and with few institutional investors. Therefore, the price of our common shares is volatile and subject to significant fluctuations.

Optical Cable Corporation has a relatively low market capitalization represented by the total number of common shares issued and outstanding multiplied by the price per common share. Often the capital stock of companies with such low market capitalizations are referred to as “microcap” stocks. As a result of this low market capitalization, it is quite difficult for us to secure coverage by security analysts and to convince institutional investors to invest in our common shares. Additionally, our low market capitalization makes it likely that the sale or purchase of even relatively small blocks of our common shares can result in significant fluctuations in the price of our common shares with or without any underlying change in our financial performance. As a result, the price of our common stock is volatile and subject to significant fluctuations.

We believe our quarterly results may tend to fluctuate due to many factors, including seasonality. The price of our common shares will likely fall if our quarterly results are lower than the expectations of securities analysts, if any, or our shareholders.

We expect our sales and income to fluctuate from quarter to quarter. In future quarters, our operating results may be below the expectations of securities analysts, if any securities analysts are offering coverage of us, or our shareholders. If this occurs, the price of our common shares is likely to fall and you may lose all or part of your investment. A number of factors, many of which are discussed in more detail in other risk factors, may cause variations in the results of our operations, including:

•	the proportion of our net sales made to distributors relative to other types of customers;

•	the proportion of large to small orders;

•	our product mix;

•	the timing of orders that we receive from our customers;

•	changes in the cost and availability of our raw materials;

•	our manufacturing capacity and yield; and

•	capital spending for fiber optic cabling in the metropolitan, access and enterprise markets.

A significant percentage of our expenses, including those relating to manufacturing, sales and marketing, and general and administrative functions, are relatively fixed in the short term. As a result, if we experience delays in generating or recognizing revenue, our operating results would be disproportionately affected. You should not rely on our results for one quarter as any indication of our future performance. We believe our results of operations may reflect some seasonality. Historically, our sales are lower in the first half of each fiscal year and higher in the second half of each fiscal year, which we believe may be partially due to construction cycles and budgetary cycles of our customers. However, our sales have not followed this pattern in fiscal years 2001 and 2002, and may not follow this pattern in fiscal year 2003.

Some of our optical fiber suppliers are also competitors and if our supply relationship with them deteriorates, it could harm our business.

Some of our suppliers of optical fiber are also major competitors in the market for fiber optic cables. For example, we may buy some of our optical fiber from a supplier that also offers fiber optic cables that compete with our fiber optic cables. Our business, financial condition, future prospects, and results of operations could be harmed if these suppliers reduce the amount of optical fiber available to us, increase their prices, lengthen the lead time for orders or otherwise adversely affect our ability to secure optical fiber on competitive terms.

If our supplier relationships are disrupted, our operating results may suffer.

We currently rely on a limited number of suppliers for our supply of optical fiber and aramid yarns. We do not have long-term agreements with all of these suppliers. These raw materials are critical to our production of fiber optic cables, and any disruption in the supply of raw materials could adversely affect our fiber optic cable production capability and adversely affect our operating results. There can be no assurance that our suppliers will continue to meet our optical fiber and aramid yarn requirements or meet these requirements on competitive terms.

A material portion of our net sales are made to distributors. If one or more of our distributors do not continue to purchase our products in significant quantities, our net sales and profitability may materially decline.

We depend on our distributors offering our products. Our distributors carry the products of our competitors and are not contractually committed to carry our products or purchase any minimum quantities. If any one of our distributors decides to purchase significantly less of our products or terminate their relationship with us, our sales and profitability may materially decline. We could lose our key distributors because of factors beyond our control, such as a significant disruption in our distributors’ businesses generally or in a specific product line. In addition, if any of our distributors merge, we may experience lower overall sales.

We rely on our proprietary manufacturing processes, and if our competitors develop similar processes or third parties infringe upon those processes, our ability to compete may be harmed.

Our success and ability to compete is dependent in part on our proprietary manufacturing technology. None of our current manufacturing processes or products is protected by patents. We rely on a combination of trade secrets and technical measures to establish and protect our rights pertaining to our production technology. This protection may not deter misappropriation or preclude competitors from developing production processes, techniques or equipment with features identical, similar or superior to ours, which could harm our ability to compete. We believe that none of our products, trademarks or other proprietary rights infringes on the proprietary rights of others. However, third parties may assert infringement claims against us in the future with respect to our present or future products that may require us to enter into license agreements or result in protracted and costly litigation, regardless of the merits of these claims.

If we fail to retain our key employees, our business may be harmed.

Our success has been largely dependent on the skills, experience and efforts of our key employees, and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition in the marketplace to the extent that those employees are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

Our ability to manage our growth, if any, successfully is crucial to our future prospects.

Our ability to operate successfully in the future will depend on our ability to manage the effects of growth, if any, on manufacturing, distribution, marketing, customer service, engineering, product development, quality control, administration and financial condition. Our failure to manage growth, if any, effectively could have a material adverse effect on our business or results of operations.

International sales are important to us and may put our future revenues at the risk of currency, political, economic and regulatory fluctuations.

In fiscal years 2000, 2001 and 2002, export net sales represented approximately 21%, 23% and 23% of our net sales, respectively, and we expect that international business will continue to account for a significant portion of our sales. Our international business subjects us to added burdens and risks. These burdens and risks include currency fluctuations, greater uncertainty in political and economic conditions, unexpected changes in regulatory and tariff requirements and added complexity in complying with legal requirements.

Foreign regulatory bodies often establish standards different from those in the United States. Our products are designed generally to meet U.S. standards. Although our quality management system is certified to the internationally recognized ISO 9001 quality standard, and although some of our products are designed to meet the requirements of various European and Far Eastern markets, any inability by us to maintain our ISO 9001 quality standard certification or to design products in compliance with foreign standards could have a material adverse effect on our operating results.

There can be no assurance that we will be able to comply with any trade or other policies of foreign countries. Although most of our international sales are denominated in U.S. dollars, our international business may be affected by changes in demand resulting from fluctuations in currency exchange rates as well as by risks such as restrictive tariff regulations.

Potential strategic alliances may not achieve their objectives.

We intend to explore strategic alliances designed to increase the use of our manufacturing capacity, to increase distribution of our products and to secure supplies of raw materials. We may not be successful in developing these strategic alliances. Moreover, alliances that Optical Cable does develop may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated.

If a disaster struck our primary business facility, our business, results of operations and financial condition may be harmed.

We believe that our success to date has been, and future results of operations will be, dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, any disruption of our day-to-day operations could have a material adverse effect upon us. Our manufacturing operations, marketing, management information systems, customer service and distribution functions are housed in a single facility in Roanoke, Virginia. There can be no assurance that a fire, flood, earthquake, terrorist attacks, acts of war, military conflicts, or any other disaster affecting our facility would not disable these functions. Any significant damage to this facility would have a material adverse effect on our business, results of operations and financial condition.

Any future growth could be adversely affected if we are unable to expand our manufacturing facilities on a timely basis.

Our manufacturing facilities are more than adequate for our current level of production. We currently estimate that we are operating at about 60% of our capacity. However, if our sales were to grow significantly or if our product mix changed dramatically, we may need to increase our manufacturing capacity. If we are unable to expand our manufacturing capacity on a timely basis, we may lose sales opportunities and not be able to realize any growth potential. Our ability to expand our manufacturing capacity at our current facilities will depend on a number of factors, including timely delivery and installation of equipment, the availability of labor and the hiring and training of new personnel. If we grow significantly, we may also need to construct additional manufacturing facilities which will expose us to construction delays, cost overruns and other risks of new construction.

Provisions of our charter documents and Virginia law may have anti-takeover effects that could prevent a change of control, which may cause our share price to decline.

Each of the Virginia Stock Corporation Act, our Amended and Restated Articles of Incorporation and our Bylaws contain provisions that may discourage acquisition offers, if any, for us. For example, one provision in the Articles of Incorporation authorizes the Board of Directors to issue up to 1,000,000 preferred shares in series, with the terms of each series to be fixed by the Board of Directors. On November 2, 2001, our Board of Directors adopted a Shareholders Rights Plan and declared a dividend of one preferred share purchase right (a “Right”) on each outstanding common share. Under the terms of the Shareholders Rights Plan, if a person or group who is deemed an Acquiring Person as defined in the Shareholders Rights Plan acquires 15% (or other applicable percentage, as provided in the Shareholders Rights Plan) or more of our outstanding common shares, each Right will entitle its holder (other than such person of members of such group) to purchase, at the Right’s then current exercise price, a number of common shares having a market value of twice such price. In addition, if we are acquired in a merger or other business transaction after a person or group who is deemed an Acquiring Person has acquired such percentage of the outstanding common shares, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

These provisions of the Virginia Stock Corporation Act, our Amended and Restated Articles of Incorporation (including the provisions of our Shareholders Rights Plan), and our Bylaws may have the effect of delaying, deferring or preventing a change in control in us and could limit the price that investors might be willing to pay in the future for common shares.

The volatility of the stock market may have a harmful effect on the price of our common shares and our ability to raise capital.

The market price of Optical Cable Corporation’s common shares could be subject to significant fluctuations in response to variations in anticipated or actual operating results and other events or factors such as announcements of technological innovations or new products by us or by our competitors, government regulations and developments in patent or other proprietary rights.

In addition, the market prices for common shares of companies in the optical networking sector have recently experienced significant price fluctuations and declines. Broad market fluctuations, as well as general economic conditions, in the United States or internationally, may adversely affect the market price of our common shares. There can be no assurance that the market price of the common shares will not decline below the price at which shares are initially sold to the public in this offering.

Terrorism, acts of war, or military conflicts, may adversely affect the markets for our products and adversely affect our sales, financial performance and the price of our common shares.

Any future terrorism, acts of war or military conflicts may adversely affect the markets in which we operate and adversely affect our sales, financial performance and the price of our common shares. These risks have increased given the acts of terrorism against the United States of America, and the subsequent military responses by the United States. Additionally, should the United States proceed militarily against Iraq or North Korea, such acts could disrupt the markets in which we operate and adversely affect us.

We have no current intention to pay cash dividends.

We have not historically paid cash dividends, and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the board deems relevant. In addition, our Loan and Security Agreement, dated April 18, 2002, as amended, restricts our ability to pay cash dividends.

USE OF PROCEEDS

The proceeds from the sale of the common shares pursuant to the exercise of the warrants will be used for general corporate purposes.

PLAN OF DISTRIBUTION

We are registering the common shares issuable upon the exercise of the warrants to be issued to class members pursuant to the Stipulation of Settlement among us, some of our current and former officers and directors and plaintiffs’ counsel that was approved by the United States District Court for the Western District of Virginia relating to a consolidated class action lawsuit filed against us and some of our current and former officers and directors by certain of our shareholders. We will issue the common shares directly to the holders of the warrants, upon exercise of the warrants, from time to time after the date of this prospectus. The warrants are exercisable pursuant to the terms of the warrants and a warrant agreement between us and Wachovia Bank, National Association.

LEGAL MATTERS

Certain legal matters regarding the shares offered hereby will be passed upon for Optical Cable by McGuireWoods LLP.

EXPERTS

Optical Cable’s financial statements as of October 31, 2002 and 2001, and for each of the years in the three-year period ended October 31, 2002, have been incorporated by reference in this prospectus and in the registration statement of which it forms a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

Information Not Required in Prospectus

Item	14. Other Expenses of Issuance and Distribution

The expenses of issuance and distribution of the common shares underlying the warrants are to be paid by the registrant. The following itemized list is an estimate of the expenses:

SEC registration fee	$112.24

Legal fees and expenses	$25,000.00

Accounting fees and expenses	$4,000.00

Miscellaneous	$2,600.00

Total	$31,712.24

Item	15. Indemnification of Directors and Officers

Article 10 of the Virginia Stock Corporation Act (the “Act”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of the corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Optical Cable’s Articles of Incorporation provide for mandatory indemnification of our directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Optical Cable itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.

Item	16. Exhibits

Exhibit No.	Item
4.1	Warrant Agreement dated October 24, 2002, by and between Optical Cable Corporation and Wachovia Bank, National Association

4.2	Form of Warrant Certificate relating to the warrants

5.1*	Opinion of McGuireWoods LLP

23.1	Consent of KPMG LLP

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Power of Attorney of Luke J. Huybrechts

Exhibit No.	Item
24.2	Power of Attorney of Kenneth W. Harber

24.3	Power of Attorney of Tracy G. Smith

24.4	Power of Attorney of Randall H. Frazier

24.5	Power of Attorney of John M. Holland

24.6	Power of Attorney of Craig H. Weber

*	To be filed by amendment

Item	17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the County of Roanoke, Commonwealth of Virginia, on February 11, 2003.

OPTICAL CABLE CORPORATION

By    /s/    NEIL D. WILKIN, JR.

    Neil D. Wilkin, Jr.

    President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NEIL D. WILKIN, JR. Neil D. Wilkin, Jr.	President, Chief Financial Officer and Director (principal executive officer and principal financial officer)	February 11, 2003

/s/ LUKE J. HUYBRECHTS Luke J. Huybrechts	Senior Vice President of Sales and Director	February 11, 2003

/s/ KENNETH W. HARBER Kenneth W. Harber	Vice President of Administration, Secretary and Director	February 11, 2003

/s/ TRACY G. SMITH Tracy G. Smith	Controller (principal accounting officer)	February 11, 2003

/s/ RANDALL H. FRAZIER Randall H. Frazier	Director	February 11, 2003

/s/ JOHN M. HOLLAND John M. Holland	Director	February 11, 2003

/s/ CRAIG H. WEBER Craig H. Weber	Director	February 11, 2003

EXHIBIT INDEX

Exhibit No.	Item
4.1	Warrant Agreement dated October 24, 2002, by and between Optical Cable Corporation and Wachovia Bank, National Association

4.2	Form of Warrant Certificate relating to the warrants

5.1*	Opinion of McGuireWoods LLP

23.1	Consent of KPMG LLP

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Power of Attorney of Luke J. Huybrechts

24.2	Power of Attorney of Kenneth W. Harber

24.3	Power of Attorney of Tracy G. Smith

24.4	Power of Attorney of Randall H. Frazier

24.5	Power of Attorney of John M. Holland

24.6	Power of Attorney of Craig H. Weber

*  To be filed by amendment